                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement.  [ ]  Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[X]  Definitive proxy statement.

[ ]  Definitive additional materials.

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                          VERITAS SOFTWARE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

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        (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4)  Proposed maximum aggregate value of transaction:

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        (5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials:

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


        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:

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        (2)  Form, Schedule or Registration Statement No.:

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        (3)  Filing Party:

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        (4)  Date Filed:

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

                                 [VERITAS LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear VERITAS Stockholder:

     We cordially invite you to attend the 2001 annual meeting of stockholders of VERITAS Software Corporation. The meeting will be held at our offices located at 900 Alta Avenue, Mountain View, California 94043 on Thursday, June 21, 2001 at 9:00 a.m. Pacific Time. At the meeting, we will:

     1. Elect three Class C directors to our board of directors, each to serve for a term of three years or until his successor has been duly elected and qualified or until his earlier resignation or removal;

     2. Ratify our board of directors' selection of KPMG LLP as our independent accountants for our current fiscal year; and

     3. Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     All of these actions are more fully described in the proxy statement accompanying this notice.

     Only stockholders who owned our stock at the close of business on April 24, 2001 may vote at the meeting or at any adjournment or postponement of the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT A PROXY BY TELEPHONE, INTERNET OR MAIL SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. You may vote in person at the meeting, even if you have already submitted a proxy.

     We look forward to seeing you at the meeting.

                                          Sincerely,

                                          [/s/ GARY L. BLOOM]
                                          Gary L. Bloom
                                          President and Chief Executive Officer

Mountain View, California
April 27, 2001

                          VERITAS SOFTWARE CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                   INFORMATION ABOUT SOLICITATION AND VOTING

     Our board of directors is soliciting your proxy for our 2001 annual meeting of stockholders. The meeting will be held at our offices located at 900 Alta Avenue, Mountain View, California 94043 on Thursday, June 21, 2001 at 9:00 a.m. Pacific Time. Our telephone number is (650) 527-8000.

     This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     All proxies will be voted in accordance with the instructions specified on the enclosed proxy card. If no choice is specified, the proxies will be voted in favor of the board nominees and the proposals described in the attached Notice of Annual Meeting of Stockholders and this proxy statement. We expect to first mail this proxy statement and the enclosed proxy card to stockholders entitled to vote at the meeting on or about May 16, 2001.

     We will pay the costs of soliciting proxies from stockholders. We have hired Mellon Investor Services LLC to help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay Mellon a fee of approximately $10,500 for its services and will reimburse Mellon for its out-of-pocket expenses, which we estimate will not be more than $3,500. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.

                             QUESTIONS AND ANSWERS

Q: WHO CAN VOTE AT THE MEETING?

A: April 24, 2001 is the record date for the meeting. If you owned our stock on April 24, 2001, you may attend and vote at the meeting. You are entitled to one vote for each share of common stock held on all matters to be voted on. On April 24, 2001, there were approximately 397,347,447 shares of our common stock outstanding.

Q: HOW MANY VOTES DO YOU NEED TO HOLD THE MEETING?

A: A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy by telephone, Internet or mail.

Q: WHAT PROPOSALS WILL BE VOTED ON AT THE MEETING?

A: There are two proposals scheduled for a vote. They are:

     - Proposal No. 1: To elect three Class C directors to our board of directors, each to serve for a term of three years or until his successor has been duly elected and qualified or until his earlier resignation or removal; and

     - Proposal No. 2: To ratify our board of directors' selection of KPMG LLP as our independent accountants for our current fiscal year.

Q: WHAT IS THE VOTE REQUIRED FOR PROPOSAL NO. 1?

A: For the election of directors, the three individuals receiving the highest number of "FOR" votes will be elected. You may give each candidate one vote for each share you held on the record date. You may not vote your shares cumulatively.

Q: HOW ARE VOTES COUNTED?

A: You may vote either "FOR" or "AGAINST" each nominee for the board of directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on proposal No. 2. If you just sign your proxy card with no additional instructions, your shares will be counted as a "FOR" vote for each director nominee and a "FOR" vote for the other proposal. If you do not vote and you hold your shares in a brokerage account in your broker's name, your shares will not be counted in the tally of the number of shares cast "FOR," "AGAINST" or "ABSTAIN" on any proposal where your broker does not have discretionary authority to vote. This will have the effect of reducing the number of shares needed to approve any of these items. However, these shares may be counted for the purpose of establishing a quorum for the meeting. Voting results are tabulated and certified by our transfer agent, Mellon Investor Services LLC.

Q: HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A: Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification to the meeting. If you hold your shares in a brokerage account in your broker's name, you must request a legal proxy from your stockbroker in order to vote at the meeting.

Q: HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE MEETING?

A: Whether you hold shares directly as a stockholder of record or in a brokerage account in your broker's name, you may vote without attending the meeting. You may vote by submitting a proxy or, for shares held in a brokerage account in your broker's name, by submitting voting instructions to your broker or nominee. Please refer to the enclosed proxy card for instructions on how to submit a proxy by telephone, Internet or mail. For shares held in a brokerage account in your broker's name, the voting instruction card will be included by your broker or nominee.

Q: HOW CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY?

A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by submitting a new proxy at a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

Q: WHAT IS VERITAS' VOTING RECOMMENDATION?

A: Our board of directors recommends that you vote your shares "FOR" each of the board nominees and "FOR" the other proposal described in this proxy statement.

Q: WHERE CAN I FIND THE VOTING RESULTS OF THE MEETING?

A: The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2001.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Our board of directors currently consists of nine authorized directors and is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and will serve for three years. You will vote on the three Class C director nominees listed below. Each Class C director will serve a three-year term expiring at the 2004 annual meeting of stockholders, or until his successor is duly elected and qualified or until his earlier resignation or removal. The remaining five directors will continue to serve for the terms shown in the table below. We currently have one vacancy on our board of directors, which is a Class A director. This vacancy may be filled only by a majority vote of the directors in office.

     Our board of directors has nominated Fred van den Bosch, Steven Brooks and Stephen J. Luczo to serve as the Class C directors.

     If you just sign your proxy card with no additional instructions, your shares will be counted as a "FOR" vote for each director nominee. If any director nominee is unable or declines to serve as a director, the proxy holders named on the proxy card may vote for a substitute nominee at their discretion. We are not aware of any nominee who will be unable to or who will not serve as a director.

DIRECTORS AND NOMINEES FOR DIRECTOR

     The names of the current directors and the director nominees, their ages as of December 31, 2000 and other information about them are shown below:

   NAME OF DIRECTOR OR DIRECTOR NOMINEE     AGE          PRINCIPAL OCCUPATION         DIRECTOR SINCE
   ------------------------------------     ---          --------------------         --------------
Nominees for Class C directors -- term
expiring at the 2004 annual meeting
Fred van den Bosch........................  53    Executive Vice President,                1996
                                                  Engineering of VERITAS
Steven Brooks.............................  49    General Partner of Broadview             1996
                                                  Capital Partners
Stephen J. Luczo..........................  43    Chief Executive Officer of Seagate       1999
                                                  Technology LLC
Class A directors -- term expiring at the
2002 annual meeting
Mark Leslie...............................  55    Chairman of the Board of VERITAS         1988
Geoffrey W. Squire........................  53    Executive Vice President and             1997
                                                  Vice-Chairman of the Board of
                                                  VERITAS
Class B directors -- term expiring at the
2003 annual meeting
Gary L. Bloom.............................  40    President and Chief Executive            2000
                                                  Officer of VERITAS
William H. Janeway........................  57    Vice Chairman of E.M. Warburg            1997
                                                  Pincus & Co., LLC
Joseph D. Rizzi...........................  58    General Partner of Matrix Partners       1987

     Each of the directors listed above was appointed to our board of directors on May 28, 1999, other than Mr. Bloom who was appointed to our board of directors on November 17, 2000. The dates given for time of service as a director include time, where applicable, served by each individual as a director of one of our principal predecessor companies.

  Nominees for Class C directors

     Mr. van den Bosch has served as our Executive Vice President, Engineering since July 1997. Mr. van den Bosch served as our Senior Vice President, Engineering from 1991 to July 1997 and was appointed as a director in 1996. From 1970 until 1990, he served in various positions with Philips Information Systems, including Director of Technology.

     Mr. Brooks has been a general partner of Broadview Capital Partners, a private equity firm since February 1999. From September 1997 to February 1999, Mr. Brooks was a managing director of Donaldson, Lufkin & Jenrette Securities Corporation, an investment banking firm. From 1996 to 1997, Mr. Brooks was a private investor and a consultant to technology companies. From 1994 to 1997, Mr. Brooks served as Managing Director and Head of Global Technology Investment Banking at the Union Bank of Switzerland Securities, LLC. Mr. Brooks is a member of the board of directors of Paychex, Inc. a national payroll processing and business services company, and Pharsight Corporation, a software company that markets software to pharmaceutical and biotechnology companies.

     Mr. Luczo has served as Chief Executive Officer and has served on the board of directors of Seagate Technology LLC since July 2000, and served as Chief Executive Officer and served on the board of directors of Seagate Technology, Inc. from July 1998 to July 2000. He also served as Chairman of the Board of Directors of Seagate Software and its predecessors from July 1997 to November 2000. From 1995 to July 1997, Mr. Luczo served as Seagate Software's Chief Operating Officer. Mr. Luczo joined Seagate Technology, Inc. in 1993 as Senior Vice President, Corporate Development and was promoted to Executive Vice President, Corporate Development in 1995, where he served until September 1997. He was promoted to President and Chief Operating Officer of Seagate Technology, Inc. in September 1997, and served in the latter capacity until August 1998.

  Directors continuing in office

     Mr. Leslie has served as our Chairman of the Board since 1990 and served as our Chief Executive Officer from 1990 to November 2000. Mr. Leslie serves on the boards of directors of Brocade Communications Systems, Inc., a supplier of storage area network software, and Keynote Systems, Inc., a supplier of Internet performance measurement and diagnostic services.

     Mr. Squire has served as our Executive Vice President and Vice Chairman of the Board since April 1997, when we merged with OpenVision Technologies, Inc. Mr. Squire became a director of OpenVision in 1994 and was appointed Chief Executive Officer of OpenVision in 1995, after serving as its President and Chief Operating Officer of OpenVision from 1994 to 1995. Mr. Squire was President of the U.K. Computing Services and Software Association in 1994 and, in 1995, was elected as the founding President of the European Information Services Association. Mr. Squire also serves on the board of directors of Industri-Mathematik International Corp., a provider of supply chain and customer service software.

     Mr. Bloom has served as our President and Chief Executive Officer since November 2000. Mr. Bloom joined us after a 14-year career with Oracle Corporation, where he served as Executive Vice President responsible for server development, platform technologies, marketing, education, customer support and corporate development from May 1999 to November 2000, as Executive Vice President of the systems product division from March 1998 to May 1999, as Senior Vice President of the system products division from November 1997 to March 1998, as Senior Vice President of the worldwide alliances and technologies division from May 1997 to October 1997, as Senior Vice President of the product and platform technologies division from May 1996 to May 1997, and as Vice President of the mainframe and integration technology division and Vice President of the massively parallel computing division from 1992 to May 1996. Before joining Oracle Corporation in 1986, Mr. Bloom held technical positions in the mainframe area at both IBM Corporation and Chevron Corporation. Mr. Bloom serves on the board of directors of Virata Corporation, a supplier of communications software and semiconductors.

     Mr. Janeway has served as Vice Chairman of E.M. Warburg Pincus & Co., LLC, an investment services firm, since September 2000, and served as its Senior Managing Director from January 1999 to Septem-ber 2000 and as its Managing Director from 1988 to January 1999. Mr. Janeway serves on the boards of directors of BEA Systems, Inc., an e-business infrastructure software company, Indus International, Inc., a developer of enterprise asset management software, and Industri-Mathematik International Corp., a provider of supply chain and customer service software.

     Mr. Rizzi has served as a general partner of Matrix Partners, a venture capital firm, since 1986. Mr. Rizzi serves on the board of directors of Micro Linear Corporation, a provider of semiconductors for network applications.

BOARD MEETINGS AND COMMITTEES

     Our board of directors held six meetings in 2000. Each director attended at least 75% of the board of directors and committee meetings during which he was a director during 2000, other than Mr. Luczo who did not participate in the meetings in which the then-pending transaction involving Seagate Technology, Inc. described below under "Related Party Transactions" was discussed.

     Our board of directors has an audit committee and a compensation committee.

  Audit committee

     Mr. Brooks, Mr. Janeway and Mr. Rizzi are the current members of the audit committee. Mr. Janeway was appointed to the audit committee in April 2000, and Mr. Rizzi was appointed to the audit committee in March 2001. Gregory Kerfoot served on the audit committee until he resigned from our board of directors in December 2000. Each of them is independent and financially literate as determined by our board of directors in light of applicable standards. The audit committee met four times in 2000.

     The audit committee, along with our independent accountants and with our internal accounting staff, reviews the scope and results of the independent accountants' audit work, our annual financial statements, and our internal accounting and control systems. The audit committee also recommends to our board of directors the firm of independent accountants to be selected to audit our accounts, and makes further inquiries as it deems necessary or desirable to inform itself as to the conduct of our affairs. Our board of directors has adopted a written charter for the audit committee, a copy of which is included as Appendix A to this proxy statement.

  Compensation committee

     Mr. Janeway and Mr. Rizzi are the members of the compensation committee. Each of them is independent and a non-employee director as defined under applicable standards. The compensation committee met twice in 2000.

     The compensation committee reviews and makes recommendations to the board of directors regarding the compensation for officers and compensation guidelines for our employees. The compensation committee also administers our employee stock and option plans and makes decisions regarding the grant of all forms of stock compensation awarded to executive officers.

     Our board of directors does not have a nominating committee or a committee performing similar functions.

  Compensation committee interlocks and insider participation

     None of the persons who served on our compensation committee during any part of 2000 had any interlocking relationship as defined by the SEC.

COMPENSATION OF DIRECTORS

  How board members are compensated

     Our non-employee directors receive automatic stock option grants under our directors' plan. Our board members do not receive any fees for attending board or board committee meetings, but are reimbursed for actual expenses they incur to attend meetings.

  Grant of options to directors

     Our directors' plan provides that each non-employee director who is first elected to the board will receive an initial option grant to purchase 25,000 shares of common stock on the later to occur of the date he or she is first elected to the board or the date his or her most recent prior option becomes fully vested as to all shares.

     In addition, each non-employee director receives a succeeding grant of an option to purchase 6,500 shares of common stock each year on the anniversary date of the most recent prior option granted to him or her, provided the individual is still a member of the board. A non-employee director cannot receive a succeeding grant earlier than the first anniversary of his or her initial grant.

  Exercisability of options

     Options granted under the directors' plan are immediately exercisable. Once exercised, we will have a right to repurchase unvested shares. This repurchase right lapses as the shares vest, as follows:

     - for grants made prior to January 1, 1999, initial grants vest as to 15,187 shares on the last day of each calendar quarter, and succeeding grants granted prior to January 1, 1999 vest as to 3,798 shares on the last day of each calendar quarter, provided that the non-employee director attends at least one board meeting during the quarter; and

     - for grants made on or after January 1, 1999, initial grants and succeeding grants vest as to 1/48th of the shares per month, with no requirement that the non-employee director attend board meetings.

  Terms of options

     Options have a 10-year term and will fully vest as to any shares that remain unvested on the day immediately preceding the 10th anniversary of the date the option is granted. Options cease to vest, but remain exercisable, if the non-employee director ceases to be a member of the board, so long as he or she continues to provide services to us as a consultant.

  Effect of mergers, consolidations, dissolutions or liquidations

     In the event of a merger, consolidation, dissolution or liquidation of VERITAS, the sale of substantially all of our assets or any other similar corporate transaction, the vesting of all options granted under the directors' plan will accelerate and the options will become exercisable in full.

  Number of shares reserved for issuance under the directors' plan

     We have reserved 2,531,250 shares of common stock for issuance under the directors' plan. In the event that any outstanding option under the directors' plan expires or terminates for any reason, the shares of common stock allocable to the unexercised portion of the option shall be available again for the grant under the directors' plan. On April 24, 2001, options to purchase 846,562 shares were outstanding, 771,430 had been exercised and 913,258 shares were available for future grant.

  1999 amendments to the directors' plan

     On April 15, 1999, our board of directors approved an amendment to the directors' plan to provide that if the number of outstanding shares of common stock is changed as a result of a stock dividend, stock split, reverse stock split, combination or other similar capital change, the board of directors will have discretion to determine whether the number of shares available under the directors' plan, the maximum number of shares that can be granted to a director, the number of shares subject to outstanding options or the other terms of such outstanding options, will be adjusted to reflect the capital change.

     On October 14, 1999, our board of directors approved an amendment to the directors' plan to decrease the number of shares granted in each initial grant on or after January 1, 1999 from 121,500 to 25,000, to decrease the number of shares granted in each succeeding grant granted on or after January 1, 1999 from 30,375 to 6,500, and to change in vesting of those grants to a rate of 1/48th per month, without board meeting attendance requirements. Our board of directors did not adjust the 25,000 and 6,500 grant amounts for our 2-for-1 stock split in the form of a stock dividend effected in July 1999, our 3-for-2 stock split in the form of a stock dividend effected in November 1999, or our 3-for-2 stock split in the form of a stock dividend effected in March 2000. The board of directors may, at its discretion, increase the number of shares subject to each initial grant to 121,500, and increase the number of shares subject to each succeeding grant to 30,375, without stockholder approval.

                  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION
                       OF EACH OF THE NOMINATED DIRECTORS

                                 PROPOSAL NO. 2

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Our board of directors has selected KPMG LLP as our independent accountants to perform the audit of our financial statements for the year ending December 31, 2001. You are being asked to ratify this selection. We expect that one or more representatives of KPMG LLP will be present at the meeting, will be able to make a statement, if they wish to do so, and will be able to respond to appropriate questions.

     Prior to our selection of KPMG LLP, we had engaged Ernst & Young LLP as independent auditors. We filed a Form 8-K disclosing the change on April 25, 2001. Representatives of Ernst & Young LLP are not expected to be present at the meeting.

AUDIT FEES

     In 2000, the aggregate fees billed by Ernst & Young LLP for its audit and quarterly reviews completed were $0.8 million. In 2000, the aggregate fees billed by KPMG LLP were zero.

AUDIT RELATED FEES

     In 2000, the aggregate fees billed by Ernst & Young LLP for audit related services were $0.8 million, related primarily to their review of registration statements filed with the SEC. In 2000, the aggregate fees billed by KPMG LLP were zero.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION

     In 2000, the aggregate fees billed by Ernst & Young LLP for financial information systems design and implementation were zero. In 2000, the aggregate fees billed by KPMG LLP were $14.3 million.

ALL OTHER FEES

     In 2000, the aggregate fees billed by Ernst & Young LLP for all other non-audit services were $2.9 million. In 2000, the aggregate fees billed by KPMG LLP were $0.5 million.

        THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF SELECTION OF
                    KPMG LLP AS OUR INDEPENDENT ACCOUNTANTS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows how much of our common stock was beneficially owned as of April 24, 2001 by each director, each executive officer named in the summary compensation table, all executive officers and directors as a group, and by each holder of 5% or more of our common stock. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder's address is c/o VERITAS Software Corporation, 1600 Plymouth Street, Mountain View, CA 94043.

     The option column below reflects only those options to purchase common stock that are exercisable within 60 days after April 24, 2001. However, we have not included any other person's options for the purpose of computing percentage ownership. Percentage ownership is based on 397,347,447 shares outstanding on April 24, 2001.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                                        PERCENT OF
             BENEFICIAL OWNER                  SHARES        OPTIONS        TOTAL         CLASS
             ----------------                ----------    -----------    ----------    ----------
Putnam Investments, LLC(1).................  25,673,434              0    25,673,434        6.5%
Mark Leslie................................   1,428,168      3,111,644     4,539,812        1.1
Gary L. Bloom..............................           0      2,541,667     2,541,667           *
Fred van den Bosch.........................      12,380      1,730,861     1,743,241           *
Peter J. Levine............................     353,848        347,478       701,326           *
Paul A. Sallaberry.........................     239,513        399,362       638,875           *
Kenneth E. Lonchar.........................      92,498        243,636       336,134           *
All executive officers and directors as a
  group (13 persons).......................   2,449,444     10,088,054    12,537,498        3.1%

---------------
 *  Less than one percent

(1) Represents 21,069,989 shares beneficially owned by Putnam Investment Management, LLC, and 4,603,444 shares beneficially owned by The Putnam Advisory Company, LLC. The address of these entities is One Post Office Square, Boston, MA 02109. The number of shares beneficially owned by them is based on a Schedule 13G filed by them in February 2001.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to VERITAS in all capacities during 2000, 1999 and 1998 by our chief executive officer, our former chief executive officer and our four other most highly compensated executive officers. This information includes the dollar value of base salaries, commissions and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred. We do not grant stock appreciation rights and provide no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                     ------------
                                                            ANNUAL                      AWARDS
                                                         COMPENSATION                ------------
                                             ------------------------------------     SECURITIES
                                                                     OTHER ANNUAL     UNDERLYING
    NAME AND PRINCIPAL POSITION      YEAR     SALARY      BONUS      COMPENSATION      OPTIONS
    ---------------------------      ----    --------    --------    ------------    ------------
Gary L. Bloom......................  2000    $121,795    $      0       $   83        2,500,000
President and Chief Executive
  Officer                            1999           0           0            0                0
                                     1998           0           0            0                0
Mark Leslie........................  2000     550,000     888,435        5,338          640,000
Chairman of the Board and            1999     400,000     875,000        2,500          719,999
former Chief Executive Officer       1998     300,000     398,765        1,200          556,874
Paul A. Sallaberry.................  2000     330,000     533,061        3,160          400,000
Executive Vice President,            1999     416,090     500,000        2,500          337,499
Worldwide Field Operations           1998     300,350      99,691        1,200          168,749
Fred van den Bosch.................  2000     300,000     493,575        4,018          400,000
Executive Vice President,            1999     250,000     437,500        2,500          449,999
Engineering                          1998     220,000     219,321        1,200          371,249
Peter J. Levine....................  2000     275,000     444,218        3,102          400,000
Executive Vice President,            1999     200,000     375,000        2,500          337,499
Strategic Operations                 1998     150,000     179,691        1,200          168,749
Kenneth E. Lonchar.................  2000     280,000     286,274          613          200,000
Executive Vice President             1999     215,000     275,000            0          112,499
and Chief Financial Officer          1998     191,200     179,444            0          101,250

     Portions of bonuses for services rendered in 2000, 1999 and 1998 were paid in the following year. Mr. Bloom joined us in November 2000. We have restated Mr. Sallaberry's compensation amounts in 1998 to reflect sales commissions of $166,090 earned rather than paid in the year shown. The other annual compensation amounts represent our matching contributions to our 401(k) plan and group term life insurance premiums paid by us.

OPTION GRANTS IN 2000

     The following table sets forth further information regarding stock option grants to each of the above named officers. The table illustrates the hypothetical gains or "option spreads" that would exist for the options at the end of the 10-year term of the option based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the term. The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by SEC rules and do not represent our estimate or projection of future common stock prices. Actual gains, if any, on option exercises will depend on the future performance of our common stock and overall market conditions. The potential realizable values shown in this table may never be achieved.

                                         PERCENT OF                               POTENTIAL
                           NUMBER OF       TOTAL                                  REALIZABLE
                           SECURITIES     OPTIONS                                  VALUE AT      APPRECIATION
                           UNDERLYING    GRANTED TO    EXERCISE                 ASSUMED RATES        FOR
                            OPTIONS     EMPLOYEES IN     PRICE     EXPIRATION   OF STOCK PRICE   OPTION TERM
          NAME              GRANTED     FISCAL YEAR    ($/SHARE)      DATE            5%             10%
          ----             ----------   ------------   ---------   ----------   --------------   ------------
Gary L. Bloom............  2,500,000        13.2%      $88.0000     11/29/10     $138,356,818    $350,623,341
Mark Leslie..............    640,000         3.4        91.6875     04/13/10       36,903,536      93,520,808
Paul A. Sallaberry.......    400,000         2.1        91.6875     04/13/10       23,064,710      58,450,505
Fred van den Bosch.......    400,000         2.1        91.6875     04/13/10       23,064,710      58,450,505
Peter J. Levine..........    400,000         2.1        91.6875     04/13/10       23,064,710      58,450,505
Kenneth E. Lonchar.......    200,000         1.1        91.6875     04/13/10       11,532,355      29,225,252

     The exercise price of all stock options was equal to the fair market value of our common stock on the date of grant. The stock options vest over four years at the rate of 1/48th per month. Mr. Bloom's stock options may be exercised before they vest, provided he enters into a repurchase agreement with us. All stock options were granted for a term of 10 years, subject to earlier termination upon termination of employment.

AGGREGATE OPTION EXERCISES IN 2000 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning stock option exercises during 2000 by each of the above named officers, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both vested and unvested stock options held on December 31, 2000 by each of those officers. Also reported are values for "in the money" stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of December 31, 2000. The fair market value is determined by the closing price of our common stock on December 31, 2000, which was $87.50 per share.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED               VALUE OF
                            SHARES                       OPTIONS AT FISCAL         UNEXERCISED IN-THE-MONEY
                           ACQUIRED                         YEAR-END(#)         OPTIONS AT FISCAL YEAR-END($)
                             UPON          VALUE      -----------------------   ------------------------------
          NAME            EXERCISE(#)   REALIZED($)     VESTED      UNVESTED        VESTED         UNVESTED
          ----            -----------   -----------   ----------   ----------   --------------   -------------
Gary L. Bloom...........          0              $0      52,083    2,447,917               $0              $0
Mark Leslie.............    171,875      18,712,011   2,760,281    1,326,405      220,837,782      56,827,590
Paul A. Sallaberry......    442,890      45,901,184     247,616      668,515       14,623,733      23,404,001
Fred van den Bosch......    360,000      45,293,436   1,510,759      833,747      119,807,746      35,875,563
Peter J. Levine.........    222,242      23,089,623     185,723      668,519       10,654,387      23,404,351
Kenneth E. Lonchar......     37,596       3,770,335     196,050      295,940       13,520,901       8,956,784

     The value realized for option exercises is the aggregate fair market value of our common stock on the date of exercise less the exercise price. The values for unexercised in-the-money options are based on the difference between the option exercise price and the fair market value of the stock on December 31, 2000. These values have not been, and may never be, realized.

EMPLOYMENT AGREEMENTS

  Mr. Bloom's employment agreement

     Mr. Bloom entered into an employment agreement with us effective November 17, 2000. Under Mr. Bloom's employment agreement, he will be paid a base salary of $1,000,000 for 2001 and has a performance bonus target of $800,000. In subsequent years, his compensation will be determined by the compensation committee. Mr. Bloom's employment is at-will and may be terminated by him or by us at any time for any reason.

     If there is an involuntary termination of Mr. Bloom's employment prior to November 17, 2001, he will be entitled to 12 months of base salary and his full target bonus for the year, payable over 12 months. In addition, he will be entitled to accelerated vesting of all unvested stock options held by him that would have vested within two years from the date of the involuntary termination, and the continued exercisability of all stock options for 90 days from the later of the date of the involuntary termination or the date he ceases providing consulting services to us. If there is an involuntary termination of Mr. Bloom's employment after November 17, 2001 but prior to November 17, 2002, he will be entitled to six months of base salary and one-half of his target bonus for the year, payable over 12 months. In addition, he will be entitled to accelerated vesting of all unvested stock options held by him that would have vested within one year from the date of the involuntary termination, and the continued exercisability of all stock options for 90 days from the later of the date of the involuntary termination or the date he ceases providing consulting services to us. Mr. Bloom's receipt of any severance benefits is conditioned upon his signing a termination and general release agreement with us.

     Mr. Bloom will not be entitled to receive severance benefits, except those under our benefits plans, if he voluntary resigns or if we terminate his employment for cause.

     If there is an involuntary termination within one year of a change of control of the company, provided the change of control occurs prior to November 17, 2002, then Mr. Bloom will be entitled to 12 months of base salary and his full target bonus for the year. In addition, he will be entitled to accelerated vesting of 50% of the unvested stock options then held by him. Mr. Bloom's employment agreement provides that he will not compete with us while he is receiving severance benefits, and that he will not solicit our employees for a period of two years after any final payment.

  Other employment agreements

     All of our executive officers, other than Mr. Bloom, entered into employment agreements with us effective May 28, 1999. Under these employment agreements, these officers will be paid a base salary and will be entitled to receive a performance bonus as determined by the board of directors or the compensation committee. All these employment agreements provide for a term of one year, except for the agreement with Mark Leslie, which provides for a term of two years. In addition, each employment agreement provides that at the end of its term, the employee shall continue on a month-to-month basis on the terms and conditions in the employment agreement.

     Generally, if we terminate one of these employment agreements as a result of an involuntary termination described below, then the affected employee will be entitled to six months of the employee's base compensation and 50% of the employee's target bonus for the year. In addition, the employee will be entitled to the continued vesting of all stock options and restricted stock held by the employee through a nine-month consulting period, and the continued exercisability of all stock options for three months following the end of the consulting period. The employee will also be entitled to continue to receive health, dental and life insurance coverage.

     The employee will not be entitled to receive severance benefits, except those under our benefits plans, if the employee's employment terminates by reason of the employee's voluntary resignation, if we terminate the employee's employment after the last day of the initial employment term or if the termination is for cause.

     These employment agreements provide that until the end of the consulting period, the employee will not be owner, consultant, director, or employee of any business that has products that compete directly with our products, or without our authorization. In addition, until one year after the employee's termination for any reason, the employee may not take away any of our employees or cause an employee to leave.

     The following pages contain a report issued by our compensation committee relating to executive compensation for 2000, a report issued by our audit committee and a section titled "Stock Price Performance" containing a stock price performance graph. Stockholders should be aware that under SEC rules, the compensation committee report, the audit committee report and the stock price performance graph are not considered "filed" under the Securities Exchange Act of 1934, and are not incorporated by reference in any past or future filing by VERITAS under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless these sections are specifically referenced.

                        REPORT ON EXECUTIVE COMPENSATION

     We, the compensation committee, make all decisions involving the cash and stock compensation of our executive officers. William H. Janeway and Joseph D. Rizzi are the members of the compensation committee. Neither of them had any interlocking relationships as defined by the SEC.

     General compensation policy. The compensation committee acts on behalf of our board of directors to establish our general compensation policy for all of our employees. We typically review and set target bonuses for our chief executive officer and other executive officers and review compensation guidelines for our employees at or about the beginning of each year. We administer all of our stock plans.

     Our philosophy in compensating executive officers, including our chief executive officer, is to relate compensation to corporate financial performance and individual performance. Thus, our compensation policy, which applies to executives and some of our other managers, relates a portion of each individual's total compensation to our financial objectives set forth at the beginning of our fiscal year and quarterly performance goals set forth at the beginning of each quarter. Long-term equity incentives for executive officers are effected through the granting of stock options. Stock options generally have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains employed for the period required for the shares to vest.

     The base salaries of the executive officers are determined in part by the compensation committee reviewing executive compensation surveys and other independent information sources as they are available, such as the Radford Associates executive compensation report. This survey is nationally known for its database of high technology company compensation practices. In addition, the members of our compensation committee have knowledge of the prevailing competitive salaries in the computer software industry. We also review and compare the practices of other companies with respect to their stock option grants. We attempt to target total cash compensation at or above the 50th percentile of the survey companies.

     In preparing the performance graph for this proxy statement, we used the JP Morgan H&Q Technology Index, formerly the Hambrecht & Quist Technology Index, as our published line of business index, as we believe that the JP Morgan H&Q Technology Index is a good indication of stock price performance with respect to our industry. We believe that the data contained in the compensation surveys described in the previous paragraph, which includes certain companies on the JP Morgan H&Q Technology Index, is a good benchmark with respect to executive compensation practices in our industry.

     Base compensation. The information discussed above was presented to us in December 1999. The compensation committee reviewed the recommendations and performance and market data outlined above and established a base salary level to be effective January 1, 2000 for each executive officer, including our chief executive officer. The base salaries were generally targeted at or near the 50th percentile for similar sized companies in the high technology industry for all the executive officers, including our chief executive officer.

     Incentive compensation. Under our executive incentive plan, cash bonuses were awarded to an executive officer in the form of a profit bonus. The profit bonus paid to executives depends on the net income per share specified in our operating plan as follows:

     - For all executive officers other than Mr. Bloom, net income per share below 90% of the operating plan would not earn any profit bonus for the executive officer, and net income per share of 90% of plan would entitle the executive officer to 50% of the profit bonus. In the case of Mr. Bloom, net income per share below 25% of the operating plan would not earn any profit bonus while net income per share of 25% of plan would entitle him to 50% of his profit bonus. For all executive officers other than Mr. Bloom, achieving 100% of the net income per share of the operating plan would entitle the executive officer to 100% of the profit bonus, with any intermediate achievement between 90% and 100% of plan earning the executive officer a proportional amount of the profit bonus. In the case Mr. Bloom, achieving 50% of the net income per share of the operating plan would entitle him to 100% of the profit bonus, with any intermediate achievement between 25% and 50% of plan earning him a proportional amount of the profit bonus.

     - For all executive officers, net income per share of 110% of the operating plan would earn 150% of the profit bonus for the executive officer, with any intermediate achievement between 100% and 110% of plan earning a proportional amount. Net income per share of 120% of the operating plan would earn 250% of the profit bonus for the executive officer.

     - The maximum profit bonus any executive officer can earn is equal to 250% of the profit bonus for the executive officer.

     If we were to approve a mid-year update of our operating plan, then the annual net income per share objective would be the sum of the first two quarters as specified in the original operating plan, and the second two quarters as specified in the mid-year update. The profit bonuses described in the plan are subject to our review, and we have the authority to modify these bonuses at our discretion.

     Stock options. In 2000, stock options were granted to executive officers to aid in their retention and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities and, occasionally, to achieve equity with peers. Stock option positions of executives are reviewed annually relative to their retention value and additional shares may be granted to executives by the compensation committee. We may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group. In 2000, we considered these factors, as well as the number of options that remained unvested as of the date of grant. The stock options generally vest over a four-year period and are granted with an exercise price equal to the fair market value of our common stock on the date of grant.

     For 2001, we will be considering whether or not to grant future options to executive officers based on the factors described above, with particular attention to our financial objectives and the executive officers' success in attaining financial and operational objectives established for 2000 and to the number of options currently held by each executive officer that remain unvested. Our objectives, which we consider to be our confidential business information, do not necessarily have an immediate or direct effect on the trading price of our common stock.

     Deferred compensation plans. Executive officers are entitled to participate in our company 401(k) plan on terms generally available to all of our employees. Beginning in January 2001, executive officers will also be entitled to participate in our company non-qualified deferred compensation plan that was approved in October 2000, which allows executive officers and other senior management to contribute up to 75% of their base compensation and up to 100% of their other compensation to an irrevocable trust for the purposes of deferring federal and state income taxes.

     Chief executive officer compensation. For 2000, after review of our profit performance, which was approximately 117% of the operating plan, as measured against our objectives, the compensation committee determined that Mark Leslie should be awarded a profit bonus of 161.5% of base salary, or approximately 220% of the performance bonus target, equal to $888,435. On April 13, 2000, we granted Mr. Leslie stock options to purchase 640,000 shares of our common stock at a price of $91.6875 per share on April 13, 2000. These stock options began vesting June 1, 2000, and vest monthly over a four-year period. In granting these stock options to Mr. Leslie, the compensation committee reviewed Mr. Leslie's prior outstanding option grants and the number of options that remained unvested. The compensation committee believed that these stock options were appropriate to provide Mr. Leslie with proper incentives for 2000 and 2001 and take into account his prior stock holdings.

     In November 2000, we hired Gary L. Bloom to be our President and Chief Executive Officer. Mr. Bloom will be paid a base salary of $1,000,000 for 2001 and will have a performance bonus target of $800,000. On November 29, 2000, we granted Mr. Bloom stock options to purchase 2,500,000 shares of our common stock at a price of $88.00 per share. These stock options began vesting December 17, 2000, and vest monthly over a four-year period. In granting these stock options to Mr. Bloom, the compensation committee reviewed initial stock option grants to chief executive officers at other public companies and took into account the recommendation made by the board members negotiating with Mr. Bloom. The compensation committee believed that these stock options were appropriate to provide Mr. Bloom with proper incentives for 2001. Mr. Bloom was not eligible for a bonus in 2000, and his base salary in 2000 was paid based on the level set in his employment agreement for 2001.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. We intend to comply with the requirements of Section 162(m) for 2000. Our 1993 equity incentive plan is currently in compliance with Section 162(m) by virtue of the inclusion of a limitation on the number of shares that an executive officer may receive under the plan. We do not expect cash compensation for 2001 to be affected by the requirements of Section 162(m).

     Summary. We, the members of the compensation committee, believe that our compensation programs are successful in attracting and retaining qualified employees and in tying compensation directly to performance for stockholders and service to customers. We will continue to monitor closely the effectiveness and appropriateness of each of the components of compensation to reflect changes in our business environment.

Compensation Committee

William H. Janeway
Joseph D. Rizzi

                             AUDIT COMMITTEE REPORT

     The audit committee assists the board of directors in its oversight of VERITAS' financial accounting, reporting and controls. The board of directors, in its business judgment, has determined that all members of the audit committee are "independent" as required by applicable listing standards of the Nasdaq National Market. The audit committee operates pursuant to a charter approved by the board of directors in April 2000, a copy of which is included as Appendix A to this proxy statement.

     Management is responsible for the preparation, presentation and integrity of VERITAS' financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. The audit committee discussed with VERITAS' independent auditors the overall scope and plans for its audit. The audit committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of VERITAS' internal controls and the overall quality of VERITAS' financial reporting. The audit committee met four times in 2000.

     In performing its oversight role, the audit committee considered and discussed the audited financial statements with management and the independent auditors. The audit committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The audit committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors' independence and has discussed with the auditors the auditors' independence. Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the audit committee referred to below and in the audit committee charter, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000. The audit committee recommended and the board of directors approved, subject to stockholder ratification, the selection of KPMG LLP as independent auditors for the year ending December 31, 2001.

     The members of the audit committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of VERITAS' financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Audit Committee

Steven Brooks
William H. Janeway
Joseph D. Rizzi

                            STOCK PRICE PERFORMANCE

     The graph below compares the cumulative total stockholder return on our common stock from December 31, 1995 to December 31, 2000 with the cumulative total return of the S&P 500 Index and the JP Morgan H&Q Technology Index over the same period. These returns assume the investment of $100 in our common stock and in each of the other indices on December 31, 1995, and reinvestment of all dividends.

     The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of our common stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
             AMONG VERITAS SOFTWARE CORPORATION, THE S&P 500 INDEX
                     AND THE JP MORGAN H&Q TECHNOLOGY INDEX

                              [PERFORMANCE GRAPH]

------------------------------------------------------------------------------------
                        12/95     12/96     12/97     12/98      12/99       12/00
------------------------------------------------------------------------------------
 VERITAS Software
  Corporation          $100.00   $196.38   $301.97   $532.34   $3,813.34   $3,496.77
 S&P 500               100.00    122.96    163.98    210.84      255.22       231.98
 JP Morgan H&Q
  Technology           100.00    124.29    145.71    226.64      506.17       327.22
------------------------------------------------------------------------------------

                           RELATED PARTY TRANSACTIONS

     From January 1, 2000 to the date of this proxy statement, there have not been any transactions, and there are currently no proposed transactions, in which the amount involved exceeded $60,000 to which we or any of our subsidiaries were or are to be a party and in which any executive officer, director, 5% beneficial owner of our common stock or member of the immediate family of them had or will have a direct or indirect material interest and there are no business relationships between us and any entity of which a director of VERITAS is an executive officer or of which a director of VERITAS owns equity interest in excess of 10%, involving payments for property or services in excess of five percent of our consolidated gross revenues for 2000, except as described above under "Executive Compensation" and as described below.

     We consummated a multi-party transaction on November 22, 2000. The transaction involved VERITAS, VERITAS Software Technology Corporation, formerly known as Seagate Technology, Inc. ("Seagate Technology"), and Suez Acquisition Company (Cayman) Limited ("SAC"), a company formed by a group of private equity firms led by Silver Lake Partners. Up until November 22, 2000, Seagate Software Technology Holdings, Inc. ("Seagate Software"), a subsidiary of Seagate Technology, owned approximately 32% of our outstanding common stock. Stephen J. Luczo, who was Chairman of the Board of Directors of Seagate Software, and Chief Executive Officer and a member of the board of directors of Seagate Technology, is one of our directors, and Gregory B. Kerfoot, who was President and a director of Seagate Software, was a member of our board of directors until he resigned in December 2000.

     The transaction involved a leveraged buyout of Seagate Technology pursuant to which Seagate Technology sold all of its operating assets to SAC, and SAC assumed and indemnified Seagate Technology and us for substantially all liabilities arising in connection with those operating assets. At the closing of the leveraged buyout, and after the operating assets and liabilities of Seagate Technology had been transferred to SAC, our wholly-owned subsidiary merged with and into Seagate Technology, following which Seagate Technology became our wholly-owned subsidiary. We issued approximately 109.4 million shares of our common stock to the Seagate Technology stockholders in exchange for approximately 128.1 million shares of our common stock and equity securities in Gadzoox Networks, Inc. held by Seagate Technology. We recorded the equity securities in Gadzoox and other assets and liabilities assumed from Seagate Technology at their fair values. We did not acquire Seagate Technology's disc drive business or any other Seagate Technology operating business.

     As a result of the merger and excluding the value of tax refunds and the value of the distribution of the net proceeds for the sale of approximately 3.3 million shares of Lernout & Hauspie Speech Products N.V., the former Seagate Technology stockholders received the right to receive approximately 0.4465 shares of our common stock and approximately $8.5484 in cash per share of Seagate Technology common stock.

     As a result of the merger and the related conversion of Seagate Technology common stock into our common stock, Steven Brooks received 1,785 shares of our common stock, Stephen J. Luczo received 35,850 shares of our common stock and Gregory B. Kerfoot received 453,737 shares of our common stock.

                             STOCKHOLDER PROPOSALS

     If you want us to consider including a proposal in our proxy statement for our 2002 annual meeting of stockholders, you must deliver a copy of your proposal to our Secretary at our principal executive offices at 1600 Plymouth Street, Mountain View, California 94043 no later than January 22, 2002.

     If you intend to present a proposal at our 2002 annual meeting of stockholders, but you do not intend to have it included in our 2001 proxy statement, you must deliver a copy of your proposal to our Secretary at our principal executive offices listed above no later than April 22, 2002 and no earlier than March 23, 2002. If, however, the date of our 2002 annual meeting is more than 30 days before or more than 60 days after the first anniversary of our 2001 annual meeting, your notice of a proposal will be timely if we receive it by the close of business on the 10th day following the day we publicly announce the date of the 2002 annual meeting. If we do not receive your proposal with this time frame, our management will use its discretionary authority to vote the shares it represents by proxy as our board of directors may recommend.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     In accordance with Section 16(a) of the Securities Exchange Act of 1934 and the regulations of the SEC, our directors, executive officers and holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market and to furnish us with copies of all of the reports they file.

     Based solely on our review of the copies of the forms furnished to us and written representations from the reporting persons, we are unaware of any failures during 2000 to file Forms 3, 4 or 5 and any failures to file such forms in a timely basis, except that Messrs. Brooks, Rizzi and Sallaberry each failed to report one transaction on a timely basis and Mr. van den Bosch failed to report three transactions on a timely basis.

                             ADDITIONAL INFORMATION

     Our annual report to stockholders is being mailed to you with this proxy statement.

                                 OTHER MATTERS

     Our board of directors does not presently intend to bring any other business before the meeting, and so far as is known to the board of directors, no matters are to be acted upon at the meeting other than the matters described above. However, if any other matter should properly come before the meeting, the proxy holders named on the enclosed proxy card will vote the shares for which they hold proxies in their discretion.

                                          By order of the board of directors,

                                          [/s/ GARY L. BLOOM]
                                          Gary L. Bloom
                                          President and Chief Executive Officer

Mountain View, California
April 27, 2001

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT A PROXY BY TELEPHONE, INTERNET OR MAIL SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                   APPENDIX A

                          VERITAS SOFTWARE CORPORATION

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. PURPOSE

     The purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of VERITAS Software Corporation (the "Company") is to assist the Board in fulfilling its statutory and fiduciary oversight responsibilities relating to the Company's financial accounting, reporting and controls. The Committee's principal functions are to:

     - monitor the periodic reviews of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by the Company's financial and senior management, and the Company's independent auditors;

     - review and evaluate the independence and performance of the Company's independent auditors; and

     - facilitate communication among the Company's independent auditors, the Company's financial and senior management, and the Board.

     The Committee will fulfill these functions primarily by carrying out the activities enumerated in Part IV of this charter. In order to serve these functions, the Committee shall have unrestricted access to Company personnel and documents, and shall have authority to direct and supervise an investigation into any matters within the scope of its duties, including the power to retain outside counsel in connection with any such investigation.

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company's independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and its independent auditors or to assure compliance with laws and regulations and the Company's policies and procedures.

II. MEMBERSHIP

     All members of the Committee will be appointed by, and shall serve at the discretion of, the Board. Unless a chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the Committee membership.

     As of the date this charter is adopted and until June 13, 2001, the Committee shall consist of at least two members of the Board. At least a majority of the members shall be persons who are not officers or employees of the Company or any subsidiary and who do not have any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. As of June 14, 2001, the Committee shall consist of three or more members of the Board, with the exact number being determined by the Board. Each member of the Committee shall be "independent" as defined by the rules of The Nasdaq Stock Market, as they may be amended from time to time (the "Rules"), except as otherwise permitted by such Rules. Each member of the Committee shall have the ability to read and understand fundamental financial statements (or become able to do so within a reasonable time after joining the Committee) and at least one member shall have prior experience in accounting, financial management or financial oversight, as required by the Rules.

III. MEETINGS

     Meetings of the Committee shall be held at least twice per year. The Committee should periodically meet with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee or these groups believe should be discussed privately with the Committee. In addition, the Committee Chair on behalf of all of the Committee members, should communicate with the independent auditors and management in connection with their review of the Company's financial statements before the filing of each of the Company's three Form 10-Q's.

IV. RESPONSIBILITIES AND DUTIES

     The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. These processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate and may establish policies and procedures from time to time that it deems necessary or advisable in fulfilling its responsibilities.

     1. Review the Company's quarterly and annual financial statements, including any report or opinion by the independent auditors, prior to distribution to the public or filing with the Securities and Exchange Commission.

     2. In connection with the Committee's review of the annual financial statements:

     - Discuss with the independent auditors and management, the financial statements and the results of the independent auditors' audit of the financial statements.

     - Discuss any items required to be communicated by the independent auditors in accordance with SAS 61, as amended. These discussions should include the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the Company's financial statements and any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     3. In connection with the Committee's review of the quarterly financial statements:

     - Discuss with the independent auditors and management, the results of the independent auditors' SAS 71 review of the quarterly financial statements.

     - Discuss significant issues, events and transactions and any significant changes regarding accounting principles, practices, judgments or estimates with the independent auditors and management, including any significant disagreements among management and the independent auditors.

     4. Discuss any comments or recommendations of the independent auditors outlined in their annual management letter. Review a schedule for implementing any recommended changes and subsequently review compliance with the schedule.

     5. Discuss with the independent auditors and management, the periodic reviews of the adequacy of the Company's accounting and financial reporting processes and systems of internal control.

     6. Periodically consult with the independent auditors out of the presence of management about internal controls, the fullness and accuracy of the Company's financial statements and any other matters that the Committee, the independent auditors or management believes should be discussed privately with the Committee.

     7. Review the independence and performance of the independent auditors. Recommend to the Board of Directors the appointment or discharge of the independent auditors.

     8. Communicate with the Company's independent auditors about the Company's expectations regarding its relationship with the auditors, including the following: (i) the independent auditors' ultimate accountability to the Board and the Committee, as representatives of the Company's stockholders; and (ii) the ultimate authority and responsibility of the Board and the Committee to select, evaluate and, where appropriate, replace the independent auditors.

     9. Review and approve processes and procedures to ensure the continuing independence of the Company's independent auditors. These processes shall include obtaining and reviewing, on an annual basis, a letter from the independent auditors describing all relationships between the independent auditors and the

Company required to be disclosed by Independence Standards Board Standard No. 1, reviewing the nature, fees, and scope of such relationships and discontinuing any relationships that the Committee believes could compromise the independence of the auditors.

     10. Review the independent auditors' audit plan.

     11. Periodically review the status of any legal matters that could have a significant impact on the Company's financial statements.

     12. Annually prepare a report to the Company's stockholders for inclusion in the Company's annual proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time.

     13. Maintain minutes of meetings and periodically report to the Board of Directors on significant matters related to the Committee's responsibilities.

     14. Review and reassess the adequacy of the Committee's charter at least annually. Submit the charter to the Company's Board of Directors for review and include a copy of the charter as an appendix to the Company's proxy statement as required by the rules and regulations of the Securities and Exchange Commission, as they may be amended from time to time (currently, once every three years).

     15. Perform any other activities required by applicable law, rules or regulations, including the rules of the Securities and Exchange Commission and any stock exchange or market on which the Company's Common Stock is listed, and perform other activities that are consistent with this charter, the Company's Bylaws and governing laws, as the Committee or the Board deems necessary or appropriate.

PROXY


                          VERITAS SOFTWARE CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

April 27, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERITAS SOFTWARE CORPORATION.


The undersigned hereby appoints Gary L. Bloom, Mark Leslie and Kenneth E. Lonchar, or any one of them, each with full power of substitution, to represent the undersigned at the annual meeting of stockholders of VERITAS Software Corporation. The meeting will be held at 9:00 a.m. Pacific Time on Thursday, June 21, 2001 at our offices located at 900 Alta Avenue, Mountain View, California, 94043 and at any adjournments or postponements of the meeting, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE
                        NOMINEES AND FOR PROPOSAL NO. 2.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


Please mark exactly as indicated this example: [X]



                                                   FOR           WITHHOLDING
                                                                 AUTHORITY
1. ELECTION OF DIRECTORS.                          [ ]              [ ]
(Instruction: To withhold authority to vote for
any individual nominee, enter that nominee's name
in the space provided here:                                 )
                             ------------------------------

Nominees: Fred van den Bosch, Steven Brooks and Stephen J. Luczo


                                                 FOR    AGAINST   ABSTAIN
2. TO RATIFY THE SELECTION OF KPMG LLP           [ ]      [ ]       [ ]
AS OUR INDEPENDENT ACCOUNTANTS FOR THE CURRENT
FISCAL YEAR.



3. THE TRANSACTION OF SUCH BUSINESS
AS MAY PROPERLY COME BEFORE THE MEETING
OR ANY ADJOURNMENT OR POSTPONEMENT
OF THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934.


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

Signature(s):                                       Dated:              , 2001
             -------------------------------              --------------


Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary, Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.


--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                SUBMIT YOUR PROXY BY TELEPHONE, INTERNET OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

     YOUR TELEPHONE OR INTERNET PROXY AUTHORIZES THE PROXY HOLDERS TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU COMPLETED, DATED, SIGNED, AND RETURNED YOUR PROXY CARD.

---------------------------------        ---------------------------------        ---------------------------------
            TELEPHONE                                INTERNET                                    MAIL
         1-800-840-1208                   http://www.proxyvoting.com/vrts
                                                                                         Complete, date and sign
Use any touch-tone telephone to          Use the Internet to submit your                     your proxy card
submit your proxy. Have your             proxy. Have your proxy card in                          and
proxy card in hand when you call.   OR   hand when you access the web         OR           return it in the
You will be prompted to enter            site. You will be prompted to                  enclosed postage-paid
your control number, located in          enter your control number,                           envelope.
the box below, then follow the           located in the box below, then
directions given.                        complete and submit your proxy.
---------------------------------        ---------------------------------        ---------------------------------

               IF YOU SUBMIT YOUR PROXY BY TELEPHONE OR INTERNET,
                 YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.


                                                                CONTROL NUMBER

                                                             -------------------

                                                             -------------------

                                                             This area must be
                                                             left blank. Mellon
                                                             Investor Services
                                                             to imprint control
                                                             number.